Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Krista Wierzbicki
	408-519-9677	408-519-9438
	ir@tivo.com	kwierzbicki@tivo.com

TIVO REPORTS RESULTS FOR THE SECOND QUARTER FISCAL YEAR 2010

ENDED JULY 31, 2009

•	Adjusted EBITDA for the second quarter was $5.2 million, the eighth straight quarter of Adjusted EBITDA profitability, exceeding guidance

•	Net loss for the second quarter was ($2.9) million; ahead of guidance

•	Cash, cash equivalents and short-term investments increased to $238 million and Cash Flow From Operating Activities was approximately $5 million in the second quarter

•	TiVo files complaints for patent infringement against AT&T and Verizon

•	RCN chooses TiVo as its primary DVR offering, providing customers with an entertainment package that far exceeds other cable and satellite offers

•	Teams with Best Buy to drive greater distribution of TiVo products and to provides Best Buy with a digital platform to further build its digital home presence starting in early 2010

•	Audience measurement data generated from local markets and a partnership with Quantcast provides key data previously unavailable to the television marketplace

ALVISO, Calif. – August 26, 2009 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the second quarter ended July 31, 2009.

“This was a solid quarter for TiVo as we posted our eighth straight quarter of Adjusted EBITDA profitability, exceeding guidance,” said Tom Rogers, President and CEO of TiVo. “We made significant progress on developing partnerships that enable us to access previously untapped distribution opportunities, announcing important deals with RCN and Best Buy. Our audience research and measurement business continues to prove why it will be a model that supports the future of the television advertising world as we launched local markets ratings and announced an important partnership with Quantcast, providing the first combined view of television and web viewing in the home. Finally, our intellectual property was validated yet again as EchoStar was found to be in contempt in the United States District Court, Eastern District of Texas.”

For the second quarter, service and technology revenues were $48.8 million, compared with $53.5 million for the same period last year and $48.5 million in the prior quarter. Adjusted EBITDA was $5.2 million, compared to guidance of breakeven to $2 million, $10.6 million in the year-ago period, and $5.1 million in the prior quarter. As expected, Adjusted EBITDA was down compared to the same quarter last year as a result of lower service and technology revenues, the longer amortization of product lifetime revenues, increased legal expenses, and less of a benefit from inventory reserve utilization. TiVo reported a net loss of ($2.9) million, compared to guidance of a net loss of ($6) to ($8) million and a net income of

$2.9 million in the second quarter of last year. Net loss per share was ($0.03), compared to net income of $0.03 per share for the second quarter of last year. Finally, cash, cash equivalents and short-term investments increased to $238 million and Cash Flow From Operating Activities was approximately $5 million in the second quarter.

“On the mass distribution front, in addition to our ongoing efforts with large multichannel operators, one of our key strategies has been to focus on small and medium sized cable operators that cannot make the significant investments in new technologies necessary to compete. To that end, we recently announced that RCN has chosen TiVo as its primary DVR offering. This will be the first time any cable provider is utilizing both TiVo’s hardware and software platforms, helping RCN provide its customers a seamless experience that fully integrates RCN’s linear and VOD service with a complete array of TiVo delivered broadband content, thereby creating an entertainment package via TiVo’s user interface and easy-to-use remote that goes well beyond what other cable and satellite providers can currently offer. The TiVo/RCN DVR will be based on our existing standalone platform and does not require working through the middleware and infrastructure complexities that other mass distribution deployments do. As such, a roll out is only months away and will provide RCN customers with the retail product’s latest features.

Updating the progress of Comcast roll-out, Mark Hess, Comcast Senior Vice President of Video Products, said, “As anticipated, TiVo On-line Scheduler has started its early roll-out in our Boston market. We’re also excited about launching the Comcast-TiVo product beyond our Boston market and are now in the initial preparation phases for taking it to an additional yet-to-be announced market as well as for our previously announced plans to offer it as the primary DVR option in another yet-to-be named market.”

Lastly, the new DIRECTV TiVo HD DVR remains on track for its rollout and, as we stated previously, once launched, it will be immediately accessible to DIRECTV’s entire national customer base.

“In terms of our work to distribute TiVo internationally, we continue to build our global footprint through strategic alliances with international broadcasters. We have now come upon the one-year anniversary of our successful launch with Australia’s Seven Network subsidiary, Hybrid Television Services. Earlier this year, TV New Zealand, New Zealand’s largest free to air and national broadcaster, took an equity stake in Hybrid Television Services paving the way for the promotion and distribution TiVo in New Zealand by the end of 2009. We continue to focus on international players that allow for near-term implementation. We are looking to avoid international deals that would have potentially lengthy, drawn-out rollouts involving cumbersome middleware, steering clear, as much as possible, of the issues we have encountered with the domestic cable industry.”

Mr. Rogers continued, “Turning to the TiVo-Owned side of the business, this quarter we announced a significant strategic alliance with Best Buy, which we believe has the potential to meaningfully increase standalone sales. The alliance seeks to drive greater distribution of TiVo products and its user experience, and to provide Best Buy with a digital platform in the home to expand its customer relationships beyond the store cash register - a major step intended to accelerate Best Buy’s evolution in digital media and better serve the needs of its customers. Best Buy believes that TiVo is a superior digital solution which enables consumers to maximize enjoyment and entertainment value from their high definition television sets by enabling them to easily navigate and experience the vast array of content options available. Additionally, Best Buy is making a commitment to TiVo to substantially increase the levels of marketing and merchandising of retail TiVo DVR devices, as well as other devices that may feature the TiVo user interface and platform in the future starting in 2010.

“As part of this deal, TiVo and Best Buy are working towards the development of new user interface features for TiVo DVRs sold by Best Buy, which will build upon TiVo’s seamless integration of broadcast, cable and broadband content on the television set. Additionally, we are working with Best Buy to integrate our user interface, search, and other unique features into their exclusive brands of televisions, assuring that they remain at the forefront of new digital home entertainment offerings. Beginning early next year, Best Buy will be putting substantial marketing muscle behind this relationship as newly innovative features are rolled out.”

“This past quarter we also announced the addition of hundreds of new free Web videos available directly to many TiVo subscribers, as well as the ability for any video podcast provider to publish video content to TiVo DVRs using industry-standard Really Simple Syndication (RSS) and H.264 video. This new feature provides a way for branded channels on the Web to be brought to the television set with the look and feel of television. Already hundreds of new channels are being added to TiVo’s current suite of free Web videos, including mainstream outlets such as CBS, FOX, and Oprah,” Rogers stated.

TiVo-Owned subscription gross additions for the second quarter were approximately 31,000, compared to 36,000 gross additions for the year-ago period. The TiVo-Owned monthly churn rate was 1.5%. Overall, TiVo-Owned subscriptions ended the quarter at 1.6 million. Cumulative total subscriptions as of July 31, 2009 were approximately 3.0 million.

“On the intellectual property front, we scored a significant victory this quarter when EchoStar was found to be in contempt in the United States District Court, Eastern District of Texas. EchoStar is currently appealing the contempt order. The Court of Appeals stayed the injunction while it considers the appeal. We expect that there will be a hearing on this matter in the November timeframe. Additionally, along with the contempt order TiVo was also awarded $103 million in damages covering the original appeal stay period. The United States District Court, Eastern District of Texas is currently assessing the appropriate sanctions for the contempt period. Despite EchoStar’s efforts to delay the hearing on these sanctions, the Court held the hearing and indicated it would rule in the relative near future. We remain confident in our position and look forward to getting resolution both on EchoStar’s appeal and on the contempt sanctions.

Additionally, today we filed complaints in the United States District Court, Eastern District of Texas against AT&T Inc. and Verizon Communications, Inc. for infringement of three TiVo patents, including the Time Warp patent. The complaints seek damages for past infringement and a permanent injunction, similar to the one issued by the United States District Court, Eastern District of Texas against DISH/EchoStar. “We will continue to pursue enforcement where necessary to stop infringement of our intellectual property,” Rogers stated.

Rogers continued, “In terms of our advertising and audience research business, our role in a constantly changing world of television consumption is to offer solutions that can help develop a business model that works with the television industry. This past quarter, we announced a deal with Quantcast, a pioneering Web-based audience insights service focused on enabling addressable advertising, that provide for the very first time advertisers and media companies with the ability to measure all the television and online video consumption from a single household. Importantly, through this data, we will be able to answer whether online video consumption and television viewing are complementary, or if one adversely affects the other.

“In addition, we also launched in the quarter our Stop||Watch™ Local Markets ratings service, which we first announced in April, is now collecting anonymous TiVo subscriber viewing habits in three key local markets: San Francisco, Orlando, and Tucson. For over 75% percent of television markets there is a total lack of available electronic data on local viewing, and now TiVo has the ability to provide critical information, not to mention substantially improve measurement accuracy. Also, during the quarter we increased the size of the audience sample from 100,000 to 250,000 on its way to 300,000, which will make TiVo’s sample size 75 times greater than the most widely used audience sample and provides the basis for being able to deliver large sample size local ratings. With these two products, we now provide five distinctive audience research products that fill voids with data that was otherwise unavailable to the market. The Quantcast and local data sample now join StopWatch, PowerWatch, and TRA purchase decision offerings.

Rogers concluded, “We made significant progress during the second quarter and are beginning to see our long-term initiatives bear fruit. We have a strategic relationship with the largest electronics retailer, Best Buy, the largest cable operator, Comcast, and the largest satellite provider, DIRECTV. We are continuing to lead innovation of television viewing, advertising and measurement, which we fully expect will help to drive further the distribution of TiVo products and services as well as to define the standards for all television consumption. We have made good strides in protecting our intellectual property. And very importantly, we have built a strong financial foundation, which provides us with the runway to pursue several catalysts that will provide substantial momentum for TiVo going forward.”

Management Provides Financial Guidance

For the third quarter of fiscal 2010, TiVo anticipates service and technology revenues in the range of $46 million to $48 million, a net loss in the range of ($10) million to ($8) million, and Adjusted EBITDA in the range of ($2) million to breakeven.

This financial guidance is based on information available to management as of August 26th, 2009. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 26, 2009. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the

Webcast or dial (888) 801-6419 (no password required). The Webcast will be archived and available through September 2, 2009 at http://www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 794216.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into a premier single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. (C) 2009 TiVo Inc. All rights reserved

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and the timing of additional mass distribution deals, profitability and financial guidance, distribution of the TiVo service domestically with Comcast, and internationally in Australia, New Zealand and other regions, the timing of the rollout of the DIRECTV HD DVR, growth and innovation in TiVo’s advertising and audience research measurement business, future audience research sample size, future capabilities and results of the TiVo Quantcast relationship, future development and promotional activities with Best Buy and the impact of such activities on our subscription sales and other results of operations, the timing of the availability of TiVo products with RCN, future developments and results of TiVo’s litigation with EchoStar, AT&T Inc. and Verizon Communications, Inc. how TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, and financial stability and performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008
Revenues
Service revenues	$41,500	$48,174	$83,629	$96,617
Technology revenues	7,349	5,369	13,735	11,776
Hardware revenues	8,533	11,699	14,909	17,644

Net revenues	57,382	65,242	112,273	126,037
Cost of revenues
Cost of service revenues (1)	9,831	11,245	19,981	22,439
Cost of technology revenues (1)	5,862	3,124	10,345	7,044
Cost of hardware revenues	12,935	15,274	23,511	25,639

Total cost of revenues	28,628	29,643	53,837	55,122

Gross margin	28,754	35,599	58,436	70,915

Research and development (1)	14,358	15,323	29,424	30,071
Sales and marketing (1)	5,463	5,906	11,158	11,842
Sales and marketing, subscription acquisition costs	838	888	1,820	2,047
General and administrative (1)	11,227	10,869	23,469	21,205

Total operating expenses	31,886	32,986	65,871	65,165

Income (loss) from operations	(3,132)	2,613	(7,435)	5,750
Interest income	136	421	326	1,000
Interest expense and other	78	(94)	78	(181)

Income (loss) before income taxes	(2,918)	2,940	(7,031)	6,569
Provision for income taxes	(19)	(23)	(35)	(36)

Net income (loss)	$(2,937)	$2,917	$(7,066)	$6,533

Net income (loss) per common share - basic	$(0.03)	$0.03	$(0.07)	$0.07

Net income (loss) per common share - diluted	$(0.03)	$0.03	$(0.07)	$0.06

Weighted average common shares used to calculate basic net income (loss) per share	105,840,076	100,025,002	104,076,621	99,705,914

Weighted average common shares used to calculate diluted net income (loss) per share	105,840,076	102,217,222	104,076,621	102,489,411

(1) Includes stock-based compensation expense as follows:
Cost of service revenues	$289	$239	$552	$430
Cost of technology revenues	614	507	1,171	1,113
Research and development	1,960	2,140	4,451	4,122
Sales and marketing	550	336	1,235	876
General and administrative	2,571	2,352	5,645	4,510

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

(unaudited)

	July 31, 2009	January 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$147,007	$162,337
Short-term investments	90,864	44,991
Accounts receivable, net of allowance for doubtful accounts of $960 and $770	12,964	14,283
Inventories	4,849	13,027
Prepaid expenses and other, current	4,640	4,896

Total current assets	260,324	239,534
LONG-TERM ASSETS
Property and equipment, net	10,709	10,285
Purchased technology, capitalized software, and intangible assets, net	10,526	10,597
Prepaid expenses and other, long-term	1,479	1,268
Long-term investments	7,087	3,944

Total long-term assets	29,801	26,094

Total assets	$290,125	$265,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$10,935	$9,844
Accrued liabilities	22,448	25,054
Deferred revenue, current	40,705	47,560

Total current liabilities	74,088	82,458
LONG-TERM LIABILITIES
Deferred revenue, long-term	26,054	28,557
Deferred rent and other long-term liabilities	126	126

Total long-term liabilities	26,180	28,683

Total liabilities	100,268	111,141
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000;
Issued shares are 108,891,757 and 103,604,015, respectively and outstanding shares are 108,350,354 and 103,370,523, respectively	109	104
Additional paid-in capital	874,435	829,273
Accumulated deficit	(679,262)	(672,196)
Treasury stock, at cost - 541,403 shares and 233,492 shares, respectively	(4,082)	(1,659)
Accumulated other comprehensive loss	(1,343)	(1,035)

Total stockholders’ equity	189,857	154,487

Total liabilities and stockholders’ equity	$290,125	$265,628

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended July 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(7,066)	$6,533
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	4,610	5,070
Stock-based compensation expense	13,054	11,051
Utilization of trade credits	23	—
Allowance for doubtful accounts	187	69
Changes in assets and liabilities:
Accounts receivable	1,132	5,494
Inventories	8,178	7,838
Prepaid expenses and other	22	(115)
Accounts payable	525	(9,595)
Accrued liabilities	(2,565)	(3,515)
Deferred revenue	(9,358)	(12,508)
Deferred rent and other long-term liabilities	—	(164)

Net cash provided by operating activities	$8,742	$10,158

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(160,876)	—
Sales or maturities of short-term investments	114,952	15,294
Purchase of long-term investment	(3,400)	—
Acquisition of property and equipment	(2,865)	(2,535)
Acquisition of intangibles	(1,532)	(318)

Net cash provided by (used in) investing activities	$(53,721)	$12,441

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	29,793	5,050
Proceeds from issuance of common stock related to employee stock purchase plan	2,320	—
Treasury Stock - repurchase of stock for tax withholding	(2,423)	(684)
Payment under capital lease obligation	(41)	—

Net cash provided by financing activities	$29,649	$4,366

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(15,330)	$26,965

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	162,337	78,812

Balance at end of period	$147,007	$105,777

TIVO INC.

OTHER DATA

	Three Months Ended July 31,		Guidance Reconciliation Three Months Ending
	2009	2008	October 31, 2009
	(In thousands)		(In millions)
Net income (loss)	$(2,937)	$2,917	$(10) - $(8)
Add back:
Depreciation & amortization	2,300	2,498	2 - 3
Interest income & expense	(137)	(405)	0 - (1)
Provision for income tax	19	23	0

EBITDA	(755)	5,033	(8) - (6)
Stock-based compensation	5,984	5,574	$6

Adjusted EBITDA	$5,229	$10,607	$(2) - $0

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended July 31,
(Subscriptions in thousands)	2009	2008
TiVo-Owned Subscription Gross Additions	31	36

Subscription Net Additions/(Losses):
TiVo-Owned	(42)	(42)
MSOs/Broadcasters	(104)	(136)

Total Subscription Net Additions/(Losses)	(146)	(178)

Cumulative Subscriptions:
TiVo-Owned	1,582	1,686
MSOs/Broadcasters	1,468	1,937

Total Cumulative Subscriptions	3,050	3,623

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	59%	60%

Included in the 1,582,000 TiVo-Owned subscriptions are approximately 219,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Effective November 1, 2008, we extended the period we use to recognize product lifetime subscription revenues from 54 months to 60 months for all product lifetime subscriptions acquired on or before October 31, 2007. We now amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2009	2008
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,604	1,712
TiVo-Owned subscription cancellations	(73)	(78)

TiVo-Owned Churn Rate per month	-1.5%	-1.5%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our lowest cost product offerings, current economic conditions, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
Subscription Acquisition Costs	2009	2008	2009	2008
	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$838	$888	$5,811	18,292
Hardware revenues	(8,533)	(11,699)	(38,398)	(50,950)
Less: MSOs/Broadcasters-related hardware revenues	1,516	4,934	5,190	5,632
Cost of hardware revenues	12,935	15,274	55,614	78,712
Less: MSOs/Broadcasters-related cost of hardware revenues	(1,433)	(4,524)	(4,924)	(5,105)

Total Acquisition Costs	5,323	4,873	23,293	46,581

TiVo-Owned Subscription Gross Additions	31	36	171	262

Subscription Acquisition Costs (SAC)	$172	$135	$136	$178

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$41,500	$48,174
Less: MSOs/Broadcasters-related service revenues	(4,315)	(5,781)

TiVo-Owned-related service revenues	37,185	42,393
Average TiVo-Owned revenues per month	12,395	14,131
Average TiVo-Owned per month subscriptions	1,604	1,712

TiVo-Owned ARPU per month	$7.73	$8.25

	Three Months Ended July 31,
MSOs/Broadcasters Average Revenue per Subscription	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$41,500	$48,174
Less: TiVo-Owned-related service revenues	(37,185)	(42,393)

MSOs/Broadcasters-related service revenues	4,315	5,781
Average MSOs/Broadcasters revenues per month	1,438	1,927
Average MSOs/Broadcasters per month subscriptions	1,521	2,009

MSOs/Broadcasters ARPU per month	$0.95	$0.96

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period.